                                                                    EXHIBIT 99.3

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
i2 Technologies, Inc.

     We have audited the accompanying supplemental consolidated balance sheets of i2 Technologies, Inc. (formed as a result of the merger of i2 Technologies, Inc. and InterTrans Logistics Solutions Limited) as of December 31, 1996 and 1997, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of i2 Technologies, Inc. and InterTrans Logistics Solutions Limited in April 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of i2 Technologies, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of i2 Technologies, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of i2 Technologies, Inc. and InterTrans Logistics Solutions Limited, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                   /s/  ERNST & YOUNG LLP

Dallas, Texas
June 19, 1998
                             i2 TECHNOLOGIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $ 41,390    $127,433
  Short-term investments....................................    18,031      14,538
  Accounts receivable, net of allowance for doubtful
     accounts of $1,401 and $4,263, respectively............    36,270      75,037
  Notes receivable -- stockholders..........................     1,000          --
  Prepaid and other current assets..........................     2,359       3,836
  Income tax receivable.....................................        --       1,097
  Deferred income taxes.....................................        --       3,823
                                                              --------    --------
          Total current assets..............................    99,050     225,764
Furniture and equipment, net................................    10,338      20,895
Deferred income taxes and other assets......................     2,401       3,604
                                                              --------    --------
          Total assets......................................  $111,789    $250,263
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,958    $  7,712
  Accrued liabilities.......................................     5,637      11,054
  Accrued compensation and related expenses.................     3,905      15,357
  Revolving line of credit..................................        --         657
  Current portion of deferred revenue.......................    19,469      29,195
  Income taxes payable......................................       996          --
  Deferred income taxes.....................................        57         230
                                                              --------    --------
          Total current liabilities.........................    35,022      64,205
Long-term debt..............................................       100          --
Deferred revenue............................................       266         518
Deferred income taxes.......................................     1,187       1,780
                                                              --------    --------
          Total liabilities.................................    36,575      66,503
                                                              --------    --------
Stockholders' equity:
  Preferred Stock, $0.001 par value, 5,000,000 shares
     authorized, none issued................................        --          --
  Common Stock, $0.00025 par value, 200,000,000 shares
     authorized, 60,925,986 and 67,810,274 shares issued and
     outstanding, respectively..............................        15          17
  Additional paid-in capital................................    64,046     167,852
  Deferred compensation.....................................    (1,865)     (1,125)
  Retained earnings.........................................    13,018      17,016
                                                              --------    --------
          Total stockholders' equity........................    75,214     183,760
                                                              --------    --------
          Total liabilities and stockholders' equity........  $111,789    $250,263
                                                              ========    ========

                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------   --------   --------
Revenues:
  Software licenses.........................................  $24,162   $ 61,073   $139,798
  Services..................................................   10,837     30,515     53,437
  Maintenance...............................................    3,462      8,881     20,457
                                                              -------   --------   --------
          Total revenues....................................   38,461    100,469    213,692
                                                              -------   --------   --------
Costs and expenses:
  Cost of software licenses.................................      390        260      2,744
  Cost of services and maintenance..........................    7,601     21,761     46,004
  Sales and marketing.......................................   10,487     35,182     73,526
  Research and development..................................    8,503     21,886     52,741
  General and administrative................................    5,286     10,425     21,810
  In-process research and development and acquisition
     costs..................................................       --      1,133      9,306
                                                              -------   --------   --------
          Total costs and expenses..........................   32,267     90,647    206,131
                                                              -------   --------   --------
Operating income............................................    6,194      9,822      7,561
Other income (expense), net.................................     (167)     1,681      3,353
                                                              -------   --------   --------
Income before income taxes..................................    6,027     11,503     10,914
Provision for income taxes..................................    2,054      4,705      6,916
                                                              -------   --------   --------
Net income..................................................  $ 3,973   $  6,798   $  3,998
                                                              =======   ========   ========
Net income per share........................................  $  0.09   $   0.12   $   0.06
Net income per share, assuming dilution.....................  $  0.07   $   0.10   $   0.06
Weighted average common shares outstanding..................   43,538     58,000     62,652
Weighted average common shares outstanding, assuming
  dilution..................................................   58,752     65,974     70,932

                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON STOCK     ADDITIONAL                                 TOTAL
                                          ---------------    PAID-IN       DEFERRED     RETAINED   STOCKHOLDERS'
                                          SHARES   AMOUNT    CAPITAL     COMPENSATION   EARNINGS      EQUITY
                                          ------   ------   ----------   ------------   --------   -------------
Balance at December 31, 1994............  39,858    $10      $    171      $    --      $ 2,417      $  2,598
  Exercise of stock options.............  11,406      3           321           --           --           324
  Deferred compensation related to stock
     options............................      --     --         1,810       (1,810)          --            --
  Amortization of deferred
     compensation.......................      --     --            --           71           --            71
  Issuance of Think and Optimax
     preferred stock which was exchanged
     for i2 common stock in merger......   1,304     --         2,871           --           --         2,871
  Distributions to Think stockholders...      --     --            --           --         (170)         (170)
  Issuance of ITLS common stock which
     was exchanged for i2 common stock
     in merger..........................   1,200     --           711           --           --           711
  Net income............................      --     --            --           --        3,973         3,973
                                          ------    ---      --------      -------      -------      --------
Balance at December 31, 1995............  53,768     13         5,884       (1,739)       6,220        10,378
  Exercise of stock options and issuance
     under stock purchase plan..........   1,038     --         1,816           --           --         1,816
  Common stock issued, net of offering
     costs of $4,288....................   4,780      2        43,714           --           --        43,716
  Tax benefit of stock options..........      --     --         1,353           --           --         1,353
  Deferred compensation related to stock
     options............................      --     --           910         (910)          --            --
  Amortization of deferred
     compensation.......................      --     --            --          784           --           784
  Issuance of Think preferred stock
     which was exchanged for i2 common
     stock in merger....................     554     --         5,100           --           --         5,100
  Issuance of ITLS preferred stock which
     was exchanged for i2 common stock
     in merger..........................     786     --         5,269           --           --         5,269
  Net income............................      --     --            --           --        6,798         6,798
                                          ------    ---      --------      -------      -------      --------
Balance at December 31, 1996............  60,926     15        64,046       (1,865)      13,018        75,214
  Exercise of stock options and issuance
     under stock purchase plan..........   2,884      1         4,273           --           --         4,274
  Common stock issued, net of offering
     costs of $3,573....................   4,000      1        89,427           --           --        89,428
  Tax benefit of stock options..........      --     --        10,106           --           --        10,106
  Amortization of deferred
     compensation.......................      --     --            --          740           --           740
  Net income............................      --     --            --           --        3,998         3,998
                                          ------    ---      --------      -------      -------      --------
Balance at December 31, 1997............  67,810    $17      $167,852      $(1,125)     $17,016      $183,760
                                          ======    ===      ========      =======      =======      ========

                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1995        1996        1997
                                                              -------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 3,973    $  6,798    $  3,998
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,241       3,052       5,194
     Provision for losses on receivables....................      508       1,085       3,903
     Amortization of deferred compensation..................       71         784         740
     Deferred income taxes..................................     (640)       (348)     (4,169)
     Tax benefit of stock options...........................       --       1,353      10,106
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (8,687)    (24,701)    (42,670)
       Income tax receivable................................   (1,151)      1,151      (1,097)
       Prepaid and other assets.............................     (581)     (1,397)     (1,568)
       Accounts payable.....................................      974       3,107       2,754
       Accrued liabilities..................................      610       3,967       5,417
       Accrued compensation and related expenses............      444       2,594      11,452
       Income taxes payable.................................      799          99        (996)
       Deferred revenue.....................................    5,812      10,470       9,978
                                                              -------    --------    --------
          Net cash provided by operating activities.........    3,373       8,014       3,042
                                                              -------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Notes receivable -- stockholders..........................       --      (1,000)      1,000
  Purchases of furniture and equipment......................   (3,706)     (8,978)    (15,751)
  Purchases of short-term investments.......................       --     (37,531)    (27,007)
  Proceeds from sale of short-term investments..............       --      19,500      30,500
                                                              -------    --------    --------
          Net cash used in investing activities.............   (3,706)    (28,009)    (11,258)
                                                              -------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolving line of credit....................      500          --       1,542
  Payments on revolving line of credit......................     (850)         --        (885)
  Proceeds from long-term debt..............................    3,110         400          --
  Payments on long-term debt................................   (2,642)     (1,653)       (100)
  Advances from stockholders, net...........................      535      (1,385)         --
  Distributions to stockholders.............................     (170)         --          --
  Issuance of Think and Optimax preferred stock which was
     exchanged for i2 common stock in merger................    2,871       5,100          --
  Issuance of ITLS common stock which was exchanged for i2
     common stock in merger.................................      711          --          --
  Issuance of ITLS preferred stock which was exchanged for
     i2 common stock in merger..............................       --       5,269          --
  Net proceeds from sale of common stock and exercise of
     stock options..........................................      324      45,532      93,702
                                                              -------    --------    --------
          Net cash provided by financing activities.........    4,389      53,263      94,259
                                                              -------    --------    --------
Net increase in cash and cash equivalents...................    4,056      33,268      86,043
Cash and cash equivalents at beginning of period............    4,066       8,122      41,390
                                                              -------    --------    --------
Cash and cash equivalents at end of period..................  $ 8,122    $ 41,390    $127,433
                                                              =======    ========    ========

                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     i2 Technologies, Inc. (the "Company"), incorporated in 1989, develops, markets and sells client/server-based decision support software products for supply chain management and related applications. The Company also provides services such as consulting, training and maintenance. The Company's products and services are primarily provided to large and medium sized manufacturing and distribution companies which operate in many industries located throughout the world.

     In May 1997, the Company acquired Think Systems Corporation ("Think"), a demand planner software company and Optimax Systems Corporation ("Optimax"), a scheduling and sequencing software company. In April 1998, the Company acquired InterTrans Logistics Solutions Limited ("ITLS"), a transportation and logistics software company. Each of these business combinations was accounted for as a pooling of interests, and accordingly, the accompanying supplemental consolidated financial statements give retroactive effect to the combinations and include the combined operations of i2 Technologies, Think, Optimax and ITLS for all periods presented (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION. The accompanying supplemental consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. Cash equivalents are highly liquid investments with insignificant interest rate risk and original maturities of 90 days or less and are stated at amounts which approximate fair value, based on quoted market prices. Cash equivalents consist principally of overnight repurchase agreements and highly liquid debt securities of corporations, municipalities and the U.S. Government.

     The Company accounts for its cash equivalents and short-term investments under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each subsequent balance sheet date. The Company considers its debt securities as "available-for-sale" and, in accordance with SFAS No. 115, would record its investments at fair value. However, as the difference between cost and fair value was immaterial at December 31, 1997, no adjustment has been made to the historical carrying value of the investments and no unrealized gains or losses have been recorded as a separate component of stockholders' equity. Realized gains and losses to date have not been material. The cost of debt securities sold is based on the specific identification method.

     The Company's debt securities include the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
U.S. Government.............................................  $14,500    $ 11,500
State and Local Municipalities..............................   16,700      55,000
Corporations................................................    9,000      40,600
                                                              -------    --------
                                                              $40,200    $107,100
                                                              =======    ========

                             i2 TECHNOLOGIES, INC.

     Debt securities held at December 31, 1996 and 1997 all had maturity dates within one year. At December 31, 1996 and 1997, $22.2 million and $92.6 million of debt securities were included in cash equivalents, respectively. Interest income earned in 1995, 1996 and 1997 was $182,000, $1.9 million and $3.1 million, respectively.

     FINANCIAL INSTRUMENTS. Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. As of December 31, 1996, approximately 27% of accounts receivable were concentrated with three customers. As of December 31, 1997, approximately 29% of accounts receivable were concentrated with one of these same customers and two different customers. The Company generally does not require collateral on accounts receivable as the Company's customers are generally large, well established companies. The Company periodically performs credit evaluations of its customers and maintains reserves for potential losses. The Company has used in the past and expects to use in the future foreign exchange contracts to hedge the risk that receivables denominated in foreign currencies may be adversely affected by changes in foreign currency exchange rates. The Company's foreign exchange contracts outstanding at December 31, 1997 are immaterial. Gains and losses on foreign exchange contracts have not been material to date.

     FURNITURE AND EQUIPMENT. Furniture and equipment are stated at cost. Depreciation expense is calculated using the straight-line method over seven years for office furniture and fixtures and three years for computer equipment.

     REVENUE RECOGNITION. The Company's revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consisted of sales of software licenses which were recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remained outstanding, amounts were due within one year and collection was considered probable by management. As discussed in the following paragraph, software license revenue recognition for future periods has been revised. Service revenues are primarily derived from fees for implementation, consulting and training services and are recognized as the services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance.

     In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. Under SOP 97-2, software license revenues will be recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection is considered probable by management. The provisions of SOP 97-2 are effective for the Company for transactions entered into after December 31, 1997. The Company does not currently believe that the application of SOP 97-2 will have a material impact on its consolidated financial statements. However, because SOP 97-2 does not give specific implementation guidance and limited industry practice has been established regarding the provisions of SOP 97-2, there can be no assurance that SOP 97-2 will not have a material impact on the Company's revenue recognition practices, which could be material to the Company's consolidated financial statements.

     Customer payment terms vary. Amounts received in advance of satisfying revenue recognition criteria are classified in current and long-term liabilities as deferred revenue in the accompanying consolidated balance sheets.

     The Company generally warrants that its products will function substantially in accordance with documentation provided to customers for approximately six to twelve months following initial shipment to the
                             i2 TECHNOLOGIES, INC.

customer. As of December 31, 1997, the Company had not incurred any significant expenses related to warranty claims.

     SOFTWARE DEVELOPMENT COSTS. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs.

     NET INCOME PER SHARE. The Company computes net income per share in accordance with the provisions of SFAS No. 128, "Earnings per Share." Net income per share is based upon the weighted average number of common shares outstanding and excludes the effect of dilutive potential common stock from the exercise of stock options. Net income per share, assuming dilution, includes the effect of dilutive potential common stock from the exercise of stock options using the treasury stock method. In accordance with Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common shares and potential common shares issued prior to the date of the initial filing of the Company's Registration Statement on Form S-1 have been included in the net income per share calculations for 1995 as if they were outstanding for the entire period. Share and per share amounts for 1995 have been adjusted to reflect two stock splits during 1995. Share and per share amounts for all periods presented have also been adjusted to reflect a stock split during 1998 (see Note 7). The computations give retroactive effect to the exchange of common shares in connection with the Think, Optimax and ITLS acquisitions (see Note 3). Reconciliations of the net income per share computations for the years ended December 31, 1995, 1996 and 1997 are included in Note 7.

     STOCK-BASED COMPENSATION PLANS. The Company has elected to continue to account for its stock-based compensation plans utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," because, as discussed in Note 7, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. However, SFAS No. 123 requires disclosure of pro forma information regarding net income and net income per share based on fair value accounting for stock-based compensation plans.

     FOREIGN CURRENCY TRANSLATION. The Company has determined that the functional currency of the majority of its foreign subsidiaries is the local currency. The financial statements of its foreign subsidiaries are translated into U.S. dollars using the current rate method in accordance with SFAS No. 52, "Foreign Currency Translation." To date, translation adjustments and foreign currency gains and losses have not been significant and accordingly, have not been separately presented.

     RECLASSIFICATIONS. Certain prior year financial statement items have been reclassified to conform to the current year's format.

3. BUSINESS COMBINATIONS

     In May 1997, the Company acquired Think and Optimax. Under the terms of these agreements, the Company has agreed to issue up to approximately 7.7 million shares and approximately 2.7 million shares of its common stock for all the outstanding capital stock and all unexpired and unexercised options of Think and Optimax, respectively.

     Think provides premium demand chain solutions, including an integrated line of flexible, client/server-based software applications, for sales, marketing and logistics departments representing a variety of industries including consumer packaged goods, high technology, pharmaceutical, apparel, automotive and other product
                             i2 TECHNOLOGIES, INC.

driven specializations. Optimax develops, markets and implements supply chain sequencing software using unique genetic algorithms for customer-driven, make-to-order manufacturing.

     In April 1997, the Company completed the acquisition of the Operations Planning Group ("OPG"), a business activity of Computer Sciences Corporation ("CSC"), for a cash purchase price of $1.0 million. OPG provides operation planning environment ("OPE") optimization software for planning and scheduling for customers in the consumer packaged goods industry. The Company assumed the contractual obligations of the OPE customer base in return for $271,000 representing prepaid maintenance revenue. The acquisition was accounted for under the purchase accounting method, and a substantial portion of the purchase price was recorded as in-process research and development and expensed during the second quarter of 1997. Additionally, the Company has agreed to make available a certain amount of consulting revenue opportunities to CSC within a three-year period from the date of the acquisition. If the agreed upon consulting revenue opportunities are not made available to CSC, the Company will be required to make an additional cash payment to CSC at the end of the three-year period equal to the gross profit typically realized on such consulting revenue. Such payment, if any, would be recorded as an increase in the purchase price, a substantial portion of which could be written off as in-process research and development.

     In November 1997, the Company acquired the remaining interest in a minority owned subsidiary, M-Star Systems Limited ("M-Star"), for an aggregate purchase price of $3.75 million. M-Star provides logistics software which can present a global view of a company's supply network on a real-time basis by accessing the company's existing data resources. The acquisition of M-Star was accounted for under the purchase accounting method, and a substantial portion of the purchase price was recorded as in-process research and development and expensed during the fourth quarter of 1997.

     During 1997, the Company incurred approximately $9.3 million in certain acquisition-related expenses in connection with the business combinations involving Think, Optimax, OPG and M-Star, of which $4.6 million represents the write-off of in-process research and development. The remaining costs included, among other things, investment banking, legal and accounting fees and expenses.

     In April 1998, the Company acquired ITLS. ITLS provides software designed to manage both the daily operations and the tactical and strategic planning aspects of transportation and logistics activities across the supply chain. Under the terms of the agreement, the Company will issue up to 3.3 million shares of its common stock for all of the outstanding capital stock and all unexpired and unexercised options of ITLS.

     ITLS purchased a software product from Strategic Decision Systems in 1996, and $1.1 million of the purchase price was recorded as in-process research and development and expensed during 1996. This acquisition was accounted for under the purchase accounting method.

                             i2 TECHNOLOGIES, INC.

     The ITLS acquisition was accounted for as a pooling of interests, and accordingly, the supplemental consolidated financial statements give retroactive effect to the acquisition and include the combined operations of i2 Technologies and ITLS for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the acquisition (in thousands):

                                        i2 TECHNOLOGIES                   POOLING
                                     (PRIOR TO ACQUISITION)    ITLS     ADJUSTMENTS   COMBINED
                                     ----------------------   -------   -----------   --------
1997:
  Revenues.........................         $200,706          $13,691      $(705)     $213,692
  Net income (loss)................            7,221           (3,223)        --         3,998
1996:
  Revenues.........................         $ 87,916          $12,553      $  --      $100,469
  Net income (loss)................            7,202             (404)        --         6,798
1995:
  Revenues.........................         $ 30,527          $ 7,934      $  --      $ 38,461
  Net income.......................            3,065              908         --         3,973

     Pooling adjustments have been recorded to eliminate revenues and expenses associated with software license royalties resulting from transactions between i2 Technologies and ITLS.

     The Company expects to incur approximately $3 million in expenses related to this acquisition. These expenses include, among other things, investment banking, legal and accounting fees and expenses. Such expenses will be recorded in the second quarter of 1998.

     In May 1998, the Company acquired a software vendor in exchange for approximately 77,000 shares of the Company's common stock and $1.8 million in cash. This acquisition will be accounted for under the purchase accounting method, and a substantial portion of the purchase price is expected to be recorded as in-process research and development and expensed during the second quarter of 1998.

4. FURNITURE AND EQUIPMENT

     Furniture and equipment consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                              -------    --------
Computer equipment..........................................  $12,062    $ 26,289
Furniture and fixtures......................................    3,129       5,256
                                                              -------    --------
                                                               15,191      31,545
Less accumulated depreciation...............................   (4,853)    (10,650)
                                                              -------    --------
                                                              $10,338    $ 20,895
                                                              =======    ========

5. BORROWINGS

     The Company had a revolving credit agreement with NationsBank of Texas, N.A. (the "Lender") which expired in June 1998, was unsecured and contained customary restrictive covenants, including covenants requiring the Company to maintain certain financial ratios. The revolving credit agreement was not subject to a borrowing base limitation and the borrowings thereunder bore interest at the Lenders' prime lending rate. At December 31, 1996, the Company had $100,000 in borrowings outstanding under the revolving credit agreement. At December 31, 1997, the Company had no borrowings outstanding under the revolving credit agreement.

                             i2 TECHNOLOGIES, INC.

     ITLS has a revolving credit agreement (the "Agreement") with a lender which is due on demand, is secured by the assets of ITLS and contains customary restrictive covenants, including covenants requiring ITLS to maintain certain financial ratios. Borrowings under the Agreement bear interest at the lender's prime lending rate plus 1%. At December 31, 1997, ITLS had $657,000 of borrowings outstanding under the Agreement.

     Cash paid for interest in 1995, 1996 and 1997 was approximately $271,000, $266,000 and $42,000, respectively.

6. COMMITMENTS

     The Company leases its office facilities and certain office equipment under operating leases which expire at various dates through 2003. The Company has renewal options for most of its operating leases. Total rent expense incurred during 1995, 1996 and 1997 was approximately $741,000, $2.4 million and $4.9 million, respectively.

     Future minimum lease payments under all noncancellable operating leases as of December 31, 1997 are as follows (in thousands):

1998........................................................  $ 6,751
1999........................................................    6,159
2000........................................................    4,268
2001........................................................    2,232
2002........................................................    1,955
Thereafter..................................................    3,297
                                                              -------
     Total minimum lease payments...........................  $24,662
                                                              =======

7. STOCKHOLDERS' EQUITY

     PUBLIC OFFERINGS. In May 1996, the Company completed the initial public offering of 5,060,000 shares of its common stock. A total of 4,780,800 of those shares of common stock were sold by the Company resulting in net proceeds to the Company of $43.7 million after deducting offering expenses and the underwriting discount of $4.3 million. In December 1997, the Company completed a public offering of 6,000,000 shares of its common stock. A total of 4,000,000 of those shares of common stock were sold by the Company resulting in net proceeds to the Company of $89.4 million after deducting offering expenses and the underwriting discount of $3.6 million.

     STOCK SPLITS. In April 1995 and again in December 1995, the Company's common stock was split two-for-one. All share and per share amounts have been adjusted to reflect both stock splits as though they had occurred at the beginning of the initial period presented.

     On April 22, 1998, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was paid as a stock dividend on June 2, 1998 to stockholders of record on May 26, 1998. All share and per share amounts included in this Form 8-K have been restated to reflect the stock split as though it had occurred at the beginning of the initial period presented.

                             i2 TECHNOLOGIES, INC.

     NET INCOME PER SHARE. Reconciliations of the net income per share and net income per share, assuming dilution, computations for the years ended December 31, 1995, 1996 and 1997 are as follows (amounts in thousands, except per share amounts):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
NET INCOME PER SHARE:
Weighted-average common shares outstanding............   41,458     58,000     62,652
Common shares related to SAB No. 98(2)................    2,080         --         --
                                                        -------    -------    -------
Weighted-average common shares outstanding, adjusted
  for common shares related to SAB No. 98.............   43,538     58,000     62,652
                                                        =======    =======    =======
Net income............................................  $ 3,973    $ 6,798    $ 3,998
                                                        =======    =======    =======
Net income per share..................................  $  0.09    $  0.12    $  0.06
                                                        =======    =======    =======
NET INCOME PER SHARE, ASSUMING DILUTION:
Weighted-average common shares outstanding............   41,458     58,000     62,652
Common shares issuable on exercise of stock options,
  net of shares assumed to be repurchased at the
  average market price(1).............................   15,214      7,974      8,280
Common shares related to SAB No. 98(2)................    2,080         --         --
                                                        -------    -------    -------
Weighted-average common shares outstanding, assuming
  dilution............................................   58,752     65,974     70,932
                                                        =======    =======    =======
Net income............................................  $ 3,973    $ 6,798    $ 3,998
                                                        =======    =======    =======
Net income per share, assuming dilution...............  $  0.07    $  0.10    $  0.06
                                                        =======    =======    =======

---------------

(1) In computing these amounts, the funds used in applying the treasury stock method include the compensation related to stock options which will be charged to expense in the future and the tax effects of nonqualified stock options.

(2) Common shares and potential common shares issued prior to the initial filing of the Company's Registration Statement on Form S-1 are included in this line item for the year ended December 31, 1995. See Note 2.

     EMPLOYEE STOCK PURCHASE PLAN. In March 1996, the Board adopted and the stockholders approved an Employee Stock Purchase Plan. In November 1996, the Board adopted an International Employee Stock Purchase Plan for employees of its wholly-owned subsidiaries. The Employee Stock Purchase Plan and the International Employee Stock Purchase Plan (collectively, the "Purchase Plans") are designed to allow eligible employees of the Company to purchase shares of Common Stock through periodic payroll deductions. The Company has reserved 1,000,000 shares of Common Stock for issuances under the Purchase Plans.

     Payroll deductions may not exceed the lesser of 15% of a participant's base salary or $25,000 per year, and employees may purchase a maximum of 2,000 shares per purchase period under the Purchase Plans. The purchase price per share will be 85% of the lesser of the fair market value of the Common Stock on the start of the purchase period or the fair market value at the end of the purchase period. Participation may be terminated at any time by the employee and automatically ends upon termination of employment with the Company. Six-month offering periods will commence on each November 1 and May 1, except for the initial offering period which commenced on April 25, 1996 and ended on October 31, 1996. Under the Purchase Plans, 120,290; 65,996; and 87,924 shares were issued in connection with the offering periods ended October 31, 1996, April 30, 1997 and October 31, 1997, respectively.

                             i2 TECHNOLOGIES, INC.

     1992 STOCK PLAN. Under the Company's 1992 Stock Plan, the Company's Board of Directors (the "Board") granted incentive stock options to employees of the Company and nonqualified options to a consultant of the Company. The options generally vest over a four-year period commencing on or before the date of grant.

     1995 STOCK OPTION/STOCK ISSUANCE PLAN. In September 1995, the stockholder and the Board approved the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") which replaced the 1992 Stock Plan. All options outstanding under the 1992 Stock Plan were incorporated into the 1995 Plan. Under the 1995 Plan, the amount of shares of Common Stock originally reserved for issuance was 20,000,000 shares which was subsequently increased to 24,000,000 shares in 1996. The amount of shares of Common Stock reserved for issuance was again increased to 31,000,000 shares in 1997. The 1995 Plan is divided into the following three equity programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program.

     The Discretionary Option Grant Program provides for the grant of incentive stock options ("Incentive Options") to employees of the Company and for the grant of nonqualified stock options to employees, directors and consultants of the Company. Exercise prices may not be less than 100% and 85% of the fair market value at the date of grant for Incentive Options and nonqualified options, respectively. Options granted under the Discretionary Option Grant Program generally vest in four equal annual increments and expire after ten years. Some options granted under the Discretionary Option Grant Program are immediately exercisable, subject to a right of repurchase by the Company at the original exercise price for all unvested shares.

     Under the Stock Issuance Program, the Board or a committee of the Board (the "Plan Administrator") may grant shares of the Company's Common Stock to any person at any time, at such price and on such terms as established by the Plan Administrator. The purchase price per share cannot be less than 85% of the fair market value of the Company's Common Stock on the issuance date.

     Under the Automatic Option Grant Program, each person who is first elected or appointed as a non-employee Board member shall automatically be granted a nonqualified option to purchase 2,000 common shares of the Company at the fair market value on the date of grant. On the date of each Annual Stockholders Meeting each non-employee Board member shall automatically be granted an additional option to purchase 2,000 shares of the Company's Common Stock, subject to certain conditions.

     THINK STOCK OPTION PLANS. Think's Board of Directors adopted and its shareholders approved stock option plans for employees, directors and consultants of Think (the "Think Plans"). Under the Think Plans, the Think Board of Directors granted incentive and nonqualified stock options to employees, directors and consultants at prices not less than the estimated fair market value of Think's common stock at the date of grant. In connection with the acquisition of Think, all of the options outstanding under the Think Plans were assumed by the Company.

     OPTIMAX STOCK OPTION PLAN. During 1996, Optimax's Board of Directors adopted and its shareholders approved the Optimax Systems Corporation Stock Option Plan (the "Optimax Stock Option Plan"). Under the Optimax Stock Option Plan, the Optimax Board of Directors granted nonqualified stock options to employees of Optimax at prices equal to the estimated fair market value of Optimax's common stock on the date of grant. The options generally vest over a five-year period commencing on or before the date of grant. In connection with the acquisition of Optimax, all such options were assumed by the Company.

     ITLS STOCK OPTION PLAN. During 1997, ITLS' Board of Directors adopted and its shareholders approved the ITLS 1997 Stock Option Plan (the "ITLS Stock Option Plan"). Under the ITLS Stock Option Plan, the ITLS Board of Directors granted incentive and nonqualified stock options to employees of ITLS at prices equal to the estimated fair market value of ITLS' common stock on the date of grant. The options generally vest over a four-year period commencing on date of grant. In connection with the acquisition of ITLS, all such options were assumed by the Company.

                             i2 TECHNOLOGIES, INC.

     Option activity under the Company's stock option plans, including the Think, Optimax and ITLS plans, is as follows:

                                                                 OPTIONS OUTSTANDING
                                                SHARES      ------------------------------
                                              AVAILABLE       NUMBER      WEIGHTED-AVERAGE
                                              FOR GRANT      OF SHARES     EXERCISE PRICE
                                              ----------    -----------   ----------------
Balance, December 31, 1994..................     293,072     16,500,624        $ 0.02
  Authorized................................   3,206,304             --            --
  Granted...................................  (2,251,334)     2,251,334          0.31
  Exercised.................................          --    (11,406,484)         0.03
  Canceled..................................      46,600        (46,600)         0.03
                                              ----------    -----------
Balance, December 31, 1995..................   1,294,642      7,298,874          0.09
  Authorized................................   5,366,250             --            --
  Granted...................................  (3,212,634)     3,212,634          4.86
  Issued....................................      (1,230)            --          7.17
  Exercised.................................          --       (916,116)         0.83
  Canceled..................................     175,344       (175,344)         5.86
                                              ----------    -----------
Balance, December 31, 1996..................   3,622,372      9,420,048          1.54
  Authorized................................   7,706,698             --            --
  Granted...................................  (6,241,990)     6,241,990         15.37
  Exercised.................................          --     (2,744,388)         0.62
  Canceled..................................     565,272       (565,272)        15.21
                                              ----------    -----------
Balance, December 31, 1997..................   5,652,352     12,352,378          8.11
                                              ==========    ===========

                                                                 OPTIONS EXERCISABLE
                                                             ----------------------------
                                                              NUMBER     WEIGHTED-AVERAGE
                                                             OF SHARES    EXERCISE PRICE
                                                             ---------   ----------------
December 31, 1995..........................................  4,934,344        $0.08
                                                             =========
December 31, 1996..........................................  6,104,824         0.54
                                                             =========
December 31, 1997..........................................  6,061,520         0.89
                                                             =========

     Under the 1995 Plan, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances upon an acquisition of the Company in a merger or asset sale, except to the extent the Company's repurchase rights with respect to the underlying shares are to be assigned to the successor corporation. In addition, the Plan Administrator has the discretion to accelerate vesting of outstanding options upon consummation of any other transaction which results in a change in control of the Company.

     All options outstanding at December 31, 1997 are Incentive Options except for 2,891,814 options which are nonqualified options.

                             i2 TECHNOLOGIES, INC.

     Other information regarding options outstanding and options exercisable as of December 31, 1997 is as follows:

                                           OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                               -------------------------------------------    ---------------------------
                                                                WEIGHTED
                                                                 AVERAGE
                                                                REMAINING
                                                WEIGHTED       CONTRACTUAL                    WEIGHTED
          RANGE OF             NUMBER OF        AVERAGE           LIFE        NUMBER OF       AVERAGE
       EXERCISE PRICES           SHARES      EXERCISE PRICE      (YEARS)       SHARES      EXERCISE PRICE
       ---------------         ----------    --------------    -----------    ---------    --------------
$ 0.01-$ 6.06................   6,636,294        $ 0.67           6.10yrs.    5,950,998        $ 0.67
 10.08- 17.88................   3,663,896         14.60           9.33          108,522         12.84
 18.00- 26.38................   2,052,188         20.56           9.90            2,000         18.63
                               ----------                                     ---------
          Total..............  12,352,378          8.11           7.69        6,061,520          0.89
                               ==========                                     =========

     The Company recorded deferred compensation expense of $1.8 million and $910,000 in 1995 and in the first quarter of 1996, respectively, for the difference between the grant price and the deemed fair market value of the Company's Common Stock underlying certain options granted. These amounts are being amortized over the vesting period of the individual options, generally four years. The income tax benefits from disqualifying dispositions related to employee stock transactions have been recorded as an increase in additional paid-in capital. As a result of these disqualifying dispositions, the Company has an income tax receivable balance of $1.1 million at December 31, 1997.

     PRO FORMA NET INCOME AND NET INCOME PER SHARE. Pro forma information regarding net income and net income per share has been determined as if the Company had accounted for its employee stock options and shares issued under the Purchase Plans using the fair value method of SFAS No. 123. The fair value for the stock options issued under the 1995 Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996 and 1997, respectively: risk-free interest rates of 6.3%, 6.2% and 6.2%; volatility factors of the expected market price of the Company's Common Stock of 0.46, 0.46 and 0.66; a weighted-average expected life of the options of 4 years; and no dividend yields. The fair value of the stock options issued under the Think Plans was estimated at the date of grant using the minimum value method for non-public companies permitted by SFAS No. 123 with the following assumptions for 1996 and 1997, respectively: weighted-average risk-free interest rates of 6.5% and 6.2%; no dividends; and a weighted-average expected life of the options of 7 years. The fair values of stock options issued under the Optimax Stock Option Plan and the ITLS Stock Option Plan are not presented as the impact is immaterial.

     The fair value for the shares issued under the Purchase Plans was estimated as of the initial day of the purchase period using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively: risk free interest rates of 5.2% and 5.4%; volatility factors of the expected market price of the Company's Common Stock of 0.46 and 0.66; a weighted-average expected life of the purchase right of 0.5 years; and no dividend yields. The weighted-average fair values of the purchase rights granted under the Purchase Plans during 1996 and 1997 were $6.15 and $12.12, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and Purchase Plan shares.

                             i2 TECHNOLOGIES, INC.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period and the estimated fair value of the Purchase Plan shares is amortized to expense over the purchase period.

     The Company's pro forma information follows (in thousands, except per share amounts):

                                                             1995     1996     1997
                                                            ------   ------   -------
Pro forma net income (loss)...............................  $3,991   $5,877   $(1,683)
Pro forma net income (loss) per share.....................    0.09     0.10     (0.03)
Pro forma net income (loss) per share, assuming
  dilution................................................    0.07     0.09     (0.03)

     The pro forma disclosures only include the effect of options granted subsequent to January 1, 1995. Accordingly, the effects of applying SFAS No. 123 for the pro forma disclosures are not indicative of future effects of such application.

     Information regarding exercise prices and fair values of options granted is as follows:

                                                        1995        1996        1997
                                                      ---------   ---------   ---------
Number of options issued at fair market value of
  stock.............................................    363,600   2,592,094   6,241,990
Weighted-average exercise price per share...........      $0.07       $5.58      $15.37
Weighted-average fair value of options..............       0.03        2.28        8.45
Number of options issued at less than fair market
  value of stock....................................  1,887,734     620,540          --
Weighted-average exercise price per share...........      $0.36       $1.85          --
Weighted-average fair value of options..............       1.05        2.11          --

8. INCOME TAXES

     The Company's provision for income taxes consists of the following (in thousands):

                                                             1995     1996     1997
                                                            ------   ------   -------
Current:
  Federal.................................................  $1,730   $3,630   $ 9,702
  State...................................................     455      390     1,224
  Foreign.................................................     501      414       158
Deferred
  Federal.................................................    (477)     272    (1,629)
  State...................................................    (101)     (79)      (40)
  Foreign.................................................     (54)      78    (2,499)
                                                            ------   ------   -------
          Total...........................................  $2,054   $4,705   $ 6,916
                                                            ======   ======   =======

                             i2 TECHNOLOGIES, INC.

     The Company's provision for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate of 34% for 1995 and 1996 and 35% for 1997 to income before income taxes as follows (in thousands):

                                                              1995     1996     1997
                                                             ------   ------   ------
Expense computed at statutory rate.........................  $2,050   $3,911   $3,820
Non-deductible in-process research and development and
  acquisition costs........................................      --      385    3,164
State taxes, net of federal tax benefit....................     139      266      770
Stock option compensation..................................      --      215      200
Research and development tax credits.......................    (126)    (414)    (584)
Other......................................................      (9)     342     (454)
                                                             ------   ------   ------
          Provision for income taxes.......................  $2,054   $4,705   $6,916
                                                             ======   ======   ======

     Deferred tax assets and liabilities at December 31, 1996 and December 31, 1997 are comprised of the following (in thousands):

                                                               1996      1997
                                                              -------   -------
Deferred tax assets:
  Foreign tax credits.......................................  $   612   $   617
  Deferred revenue..........................................      848       578
  Accrued liabilities.......................................      136       570
  Bad debt allowance........................................      229     1,349
  Research and development tax credits......................      348       868
  Net operating losses......................................      199     1,712
  Other.....................................................      648       295
                                                              -------   -------
          Total deferred tax asset..........................    3,020     5,989
                                                              -------   -------
Deferred tax liabilities:
  Depreciation..............................................     (127)     (379)
  State income taxes........................................      (28)       --
  Cash method of accounting, net............................   (1,212)       --
  Other.....................................................     (875)     (663)
                                                              -------   -------
          Total deferred tax liability......................   (2,242)   (1,042)
                                                              -------   -------
          Net deferred tax asset............................  $   778   $ 4,947
                                                              =======   =======

     The Company considers the earnings of foreign subsidiaries to be permanently reinvested outside the United States. Accordingly, no United States income tax on these earnings has been provided. The Company believes that any United States income taxes due upon the repatriation of such earnings would be fully offset by foreign tax credits.

     At December 31, 1997, certain subsidiaries of the Company had $2.4 million of federal net operating loss carryforwards and $2.0 million of foreign net operating loss carryforwards available to offset future taxable income of the subsidiaries. The federal net operating loss carryforwards expire in the years 2010 through 2012 and are subject to certain annual limitations. Approximately $1.4 million of the foreign net operating loss carryforwards expire in the years 2004 through 2013 while the remaining net operating loss carryforwards have no expiration.

     The Company paid income taxes of approximately $3.1 million, $2.0 million and $2.8 million in 1995, 1996 and 1997, respectively.

                             i2 TECHNOLOGIES, INC.

9. EMPLOYEE RETIREMENT PLAN

     The Company has established 401(k) retirement plans (the "Retirement Plans") that cover a majority of the Company's employees. Eligible employees may contribute up to 18% of their compensation, subject to certain limitations, to the Retirement Plans. The Company may make contributions to the Retirement Plans at the discretion of the Board. As of December 31, 1997, no contributions had been made by the Company.

10. SEGMENT INFORMATION AND INTERNATIONAL OPERATIONS

     The Company operates in one industry segment, which is the development, marketing, licensing and support of client/server-based decision support software products for supply chain management and related applications. Revenues from international sources were approximately $3.4 million, $21.8 million and $66.7 million in 1995, 1996 and 1997, respectively. The Company's revenues from international sources were primarily generated from customers located in Asia, Canada and Europe. In 1996 and 1997, revenues from customers located in Europe accounted for 11% and 16% of total revenues, respectively. Total assets from international operations, composed primarily of accounts receivable, were $21.6 million or 19% of total assets as of December 31, 1996 and were $42.3 million or 17% of total assets as of December 31, 1997.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way that public business enterprises report information about operating segments and for related disclosures about products and services, geographic areas and major customers. The provisions of SFAS No. 131 are effective for the Company beginning in 1998. Although the Company currently operates in only one industry segment, the Company is evaluating the potential impact of SFAS No. 131 on its reporting requirements.

11. MAJOR CUSTOMERS

     During 1995 and 1997, no individual customer accounted for more than 10% of total revenues. During 1996, one customer accounted for approximately 11% of total revenues.

12. RELATED PARTY TRANSACTIONS

     As of December 31, 1996, the Company had $1.0 million of notes receivable from certain of its common stockholders. These notes bore interest at 6.78% and were repaid in May 1997.

                             i2 TECHNOLOGIES, INC.

13. QUARTERLY INFORMATION (UNAUDITED)

     Summarized quarterly supplemental consolidated financial information for 1996 and 1997 is as follows (in thousands, except per share amounts):

                                                                    QUARTER ENDED
                                                   -----------------------------------------------
                                                   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                   --------   -------   ------------   -----------
1996
  Revenues:
     Software licenses...........................  $11,786    $12,505     $16,807        $19,975
     Services....................................    4,553      6,817       8,051         11,094
     Maintenance.................................    1,530      1,931       2,312          3,108
                                                   -------    -------     -------        -------
          Total revenues.........................   17,869     21,253      27,170         34,177
                                                   -------    -------     -------        -------
  Costs and expenses:
     Cost of software licenses...................       20        130          49             61
     Cost of services and maintenance............    3,135      4,665       6,377          7,584
     Sales and marketing.........................    6,118      7,971       9,578         11,515
     Research and development....................    4,191      4,651       5,870          7,174
     General and administrative..................    1,933      2,421       2,919          3,152
     In-process research and development and
       acquisition costs.........................       --         --       1,133             --
                                                   -------    -------     -------        -------
          Total costs and expenses...............   15,397     19,838      25,926         29,486
                                                   -------    -------     -------        -------
  Operating income...............................    2,472      1,415       1,244          4,691
  Other income...................................      105        442         566            568
                                                   -------    -------     -------        -------
  Income before income taxes.....................    2,577      1,857       1,810          5,259
  Provision for income taxes.....................      960        692       1,095          1,958
                                                   -------    -------     -------        -------
  Net income.....................................  $ 1,617    $ 1,165     $   715        $ 3,301
                                                   =======    =======     =======        =======
  Net income per share...........................  $  0.03    $  0.02     $  0.01        $  0.05
  Net income per share, assuming dilution........  $  0.03    $  0.02     $  0.01        $  0.05
  Weighted average common shares outstanding.....   53,970     57,846      59,292         60,674
  Weighted average common shares outstanding,
     assuming dilution...........................   61,050     65,894      67,616         69,118

                             i2 TECHNOLOGIES, INC.

                                                                    QUARTER ENDED
                                                   -----------------------------------------------
                                                   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                   --------   -------   ------------   -----------
1997
  Revenues:
     Software licenses...........................  $23,517    $34,300     $38,207        $43,774
     Services....................................   10,961     12,305      14,119         16,052
     Maintenance.................................    4,020      4,372       5,770          6,295
                                                   -------    -------     -------        -------
          Total revenues.........................   38,498     50,977      58,096         66,121
                                                   -------    -------     -------        -------
  Costs and expenses:
     Cost of software licenses...................    1,304      1,218          82            140
     Cost of services and maintenance............    9,053     10,874      12,819         13,258
     Sales and marketing.........................   14,183     17,743      19,016         22,584
     Research and development....................    9,183     12,638      15,122         15,798
     General and administrative..................    4,283      5,796       5,785          5,946
     In-process research and development and
       acquisition costs.........................       --      5,649          --          3,657
                                                   -------    -------     -------        -------
          Total costs and expenses...............   38,006     53,918      52,824         61,383
                                                   -------    -------     -------        -------
  Operating income (loss)........................      492     (2,941)      5,272          4,738
  Other income...................................      752        702         777          1,122
                                                   -------    -------     -------        -------
  Income (loss) before income taxes..............    1,244     (2,239)      6,049          5,860
  Provision (benefit) for income taxes...........      486       (919)      2,782          4,567
                                                   -------    -------     -------        -------
  Net income (loss)..............................  $   758    $(1,320)    $ 3,267        $ 1,293
                                                   =======    =======     =======        =======
  Net income (loss) per share....................  $  0.01    $ (0.02)    $  0.05        $  0.02
  Net income (loss) per share, assuming
     dilution....................................  $  0.01    $ (0.02)    $  0.05        $  0.02
  Weighted average common shares outstanding.....   61,174     61,678      62,724         64,824
  Weighted average common shares outstanding,
     assuming dilution...........................   69,848     61,678      71,028         72,596